Exhibit 3.6

“Approved”

By Decision of the Extraordinary general

meeting of JSC Kaspi.kz

(Minutes No.2-19 dated August 19, 2019)

/Seal: The Republic of Kazakhstan. Almaty. Joint Stock Company Kaspi.kz/

ALTERATIONS AND ADDITIONS NO.5

TO THE ARTICLES OF ASSOCIATION OF

JOINT STOCK COMPANY Kaspi.kz

1. Word “registrar” in sub-clause 4) of clause 5.2., sub-clause 2) of clause 5.5, clause 7.9., sub-clause 2) of clause 10.8 of the Articles of Association shall be replaced with the following words: “central depositary”.

2. Part two of clause 8.5. of the Articles of Association shall be deleted.

3. Sub-clause 16) of clause 10.5 of the Articles of Association shall be amended to read as follows:

“16) determination of a form of a notice of general meeting of shareholders sent to the shareholders by the Company;”.

4. Sub-clause 19) of clause 10.5 of the Articles of Association shall be amended to read as follows:

“19) determination of a procedure of submission of the information on the Company’s activity to the shareholders;”.

5. Clause 10.9 of the Articles of Association shall be amended to read as follows:

“10.9. The shareholders shall be informed of the forthcoming General meeting not later than thirty calendar days before such meeting, and in case of absentee or combined vote – not later than forty-five calendar days before such General meeting of shareholders.

In case of holding of any general meeting of shareholders of the company being a financial organization, which agenda includes an item on increase in the number of authorized shares of the company for the purpose of performance of any prudential and other norms and limits established by the RK legislation, by request of the authorized body the shareholders shall be informed of forthcoming general meeting not later than ten working days, and in case of absentee or combined vote – not later than fifteen working days before such meeting.

Notice of the General meeting of shareholders shall be published in Kazakh and Russian at the Internet-resource of financial statements depositary or brought to the notice of the shareholder by a written message. Deadline marking is performed from the date of publication of the notice of general meeting of shareholders in mass media or from the date of its sending to shareholders in the form of written messages.

Written notice of General meeting of shareholders shall be sent to the shareholders in hard copy or in electronic format”.

6. Clause 10.11 of the Articles of Association shall be amended to read as follows:

“10.11. The Board of Directors forms the agenda of the General meeting of shareholders; this agenda must include an exhaustive list of concrete formulated questions to be discussed.

The agenda of the general meeting of shareholders held by personal attendance may include:

1) additions proposed by the shareholders holding independently or in aggregate with other shareholders five and more percent of the voting shares of the Bank or by the Board of Directors, if the Bank’s shareholders are informed of such additions within not later than fifteen days before the General meeting;

2) alterations and (or) additions, if the majority of shareholders (or their representatives) participating in the General meeting of shareholders and holding independently or in aggregate with other shareholders five and more percent of the voting shares of the Bank are voted for them”.

7. Clause 10.13 of the Articles of Association shall be amended to read as follows:

“The General meeting of shareholders has the right to consider and make decisions on the items on the agenda if at the moment of ending of registration of the meeting participants (as on the date of submission of all bulletins or as on the expiry date of submission of bulletins in case the General meeting of shareholders is held by absentee vote), shareholders (representatives of the shareholders) included into the shareholder’s list, entitled to participate in and vote at the meeting, holding fifty and more percent of the Company’s voting shares, are registered”.

8. Clause 10.24 of the Articles of Association shall be amended to read as follows:

“10.24. Minutes on voting results is made and signed according to the results of voting. The results of voting at the General meeting of shareholders or results of absentee vote are brought to the notice of shareholders by publication in Kazakh and Russian at the Internet-resource of the financial statements depositary”.

9. The Articles of Association shall be amended by adding the following clause 10.28.:

“10.28. The Company’s shareholders shall be entitled to participate in the General meeting of shareholders holding by personal attendance, remotely or using telephone and (or) video-conference and (or) other communications that allows to identify a user, including, by means of a corporate electronic mail”.

Authorized person

                                                  /signed/ Pavel Vladimirovich Mironov

The Republic of Kazakhstan, Almaty,

September three, two thousand and nineteen

I, Zhanar Bakytzhanovna Junussaliyeva, Notary of Almaty, duly authorized by State License No. 17006761 issued by the Ministry of Justice of the Republic of Kazakhstan on 18.04.2017, certify the authenticity of signature of the acting Chairman of the Management Board of JSC Kaspi.kz Pavel Vladimirovich Mironov, made in my presence. Identity of a representative has been established, competence and powers have been verified, and a legal capacity of JSC Kaspi.kz has been verified.

Registered in the Register No.1502

Duty imposed: KZT 2778

Notary: signed.

/Stamp: Zhanar Bakytzhanovna Junussaliyeva, Notary, License No. 17007761 issued by the Ministry of Justice of the Republic of Kazakhstan on 18.04.2017/

/Numbered and tied together on 4 (four) pages

Notary: signed/

/Stamp: Zhanar Bakytzhanovna Junussaliyeva, Notary, License No. 17007761 issued by the Ministry of Justice of the Republic of Kazakhstan on 18.04.2017/